Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly and Annual Increases in Coal Volumes, Revenues, Net Income and EBITDA; Raises Quarterly Cash Distribution to $0.25 Per Unit; and Provides Initial 2022 Guidance

TULSA, OKLAHOMA, January 31, 2022 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased financial and operating results for the quarter and year ended December 31, 2021 (the "2021 Quarter" and "2021 Year", respectively) as compared to the quarter and year ended December 31, 2020 (the "2020 Quarter" and "2020 Year", respectively).

For the 2021 Quarter net income increased 48.0% to $51.8 million, or $0.40 per basic and diluted limited partner unit, compared to $35.0 million, or $0.27 per basic and diluted limited partner unit for the 2020 Quarter.  Total revenues in the 2021 Quarter increased 29.2% to $473.5 million compared to $366.5 million in the 2020 Quarter as a result of higher coal sales volumes and prices, which rose 12.7% and 5.6%, respectively, as well as significantly higher oil & gas prices, which increased by 93.1%.  Total operating expenses increased to $300.5 million in the 2021 Quarter, compared to $222.1 million in the 2020 Quarter, due to increased coal sales and production volumes, higher royalty and sales-related expenses as a result of increased coal price realizations, the impact of inflationary cost pressures and increased labor-related costs as certain mines worked overtime to meet customer demand.  Increased operating expenses in the 2021 Quarter also reflect an $11.8 million buy-out of a coal contract that enabled us to make higher priced coal sales for delivery of tons through the first quarter of 2022 and $6.8 million of unfavorable year end non-cash actuarial and accrual adjustments.  EBITDA also increased 7.3% in the 2021 Quarter to $130.2 million compared to $121.4 million in the 2020 Quarter. (Unless otherwise noted, all references in the text of this release to "net income (loss)" refer to "net income (loss) attributable to ARLP." For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.)

Results for the 2021 Year were also sharply higher as net income increased to $178.2 million, or $1.36 per basic and diluted limited partner unit, compared to a net loss of $129.2 million, or $(1.02) per basic and diluted limited partner unit for the 2020 Year. The increase in net income resulted from higher revenues, lower Segment Adjusted EBITDA expense per ton and lower depreciation in the 2021 Year and $157.0 million of non-cash impairment charges in the 2020 Year. Excluding the impact of impairment charges, net income for the 2021 Year of $178.2 million was an increase of $150.4 million compared to Adjusted net income of $27.8 million for the 2020 Year, while EBITDA increased 23.9% to $479.1 million in the 2021 Year compared to Adjusted EBITDA of $386.7 million for the 2020 Year. Coal sales volumes increased 14.4% and oil & gas prices rose by 88.2%

in the 2021 Year to drive total revenues higher by 18.2% to $1.57 billion, compared to $1.33 billion for the 2020 Year. (For definitions of Adjusted net income, Adjusted EBITDA and Segment Adjusted EBITDA Expense and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

As previously announced on January 28, 2022, the Board of Directors of ARLP’s general partner (the "Board") declared a cash distribution to unitholders of $0.25 per unit (an annualized rate of $1.00 per unit) for the 2021 Quarter, payable on February 14, 2022, to all unitholders of record as of the close of trading on February 7, 2022. The announced distribution represents a 25.0% increase over the cash distribution of $0.20 per unit for the quarter ended September 30, 2021 (the "Sequential Quarter").

"ARLP continued to benefit from favorable market conditions during the 2021 Quarter, posting significant increases over the 2020 Quarter to coal and oil & gas sales volumes, total revenues, net income and EBITDA," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "To meet our contractual commitments, our coal operations worked overtime to increase coal sales volumes by 606,000 tons and our marketing team’s efforts to capture the benefits of a rising market resulted in price realizations increasing by $2.54 per ton, both as compared to the Sequential Quarter. Favorable market conditions also allowed us to strengthen our contract book as we secured new agreements during the 2021 Quarter for the delivery of approximately 13.3 million tons through 2024.  With these new contracts, ARLP enters 2022 with approximately 89% of its anticipated coal sales volumes priced and committed. Our royalties segments also delivered strong performance during the 2021 Quarter.  Higher energy prices and increased royalty volumes resulted in our royalties businesses achieving a record EBITDA of $31.4 million."

Mr. Craft continued, "Higher natural gas and coal prices combined with a stronger export market were the primary factors that contributed to ARLP’s 2021 full year performance exceeding our initial expectations.  During 2021, ARLP generated $302.2 million of free cash flow, reduced total debt and finance lease obligations by $161.5 million, improved total leverage to 0.93 times and increased liquidity by $105.4 million. Our Board elected to increase ARLP’s cash distribution to unitholders by 25.0%, consistent with the annualized distribution level set in April 2021 targeting approximately 30% of free cash flow before investments in growth opportunities."

Operating Results and Analysis

			% Change
	2021 Fourth	2020 Fourth	Quarter /	2021 Third	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin
Tons sold	6.329	5.488	15.3%	5.750	10.1%
Coal sales price per ton sold	$41.63	$39.28	6.0%	$37.85	10.0%
Segment Adjusted EBITDA Expense per ton	$31.27	$26.17	19.5%	$26.03	20.1%
Segment Adjusted EBITDA	$67.7	$72.3	(6.4)%	$69.3	(2.3)%

Appalachia
Tons sold	2.771	2.585	7.2%	2.744	1.0%
Coal sales price per ton sold	$53.30	$50.29	6.0%	$52.71	1.1%
Segment Adjusted EBITDA Expense per ton	$37.47	$30.87	21.4%	$33.64	11.4%
Segment Adjusted EBITDA	$46.7	$50.7	(7.8)%	$52.7	(11.4)%

Total Coal Operations
Tons sold	9.100	8.073	12.7%	8.494	7.1%
Coal sales price per ton sold	$45.19	$42.81	5.6%	$42.65	6.0%
Segment Adjusted EBITDA Expense per ton	$33.86	$28.24	19.9%	$28.95	17.0%
Segment Adjusted EBITDA	$116.4	$122.8	(5.2)%	$126.3	(7.8)%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.458	0.418	9.6%	0.414	10.6%
Oil percentage of BOE	45.9%	48.5%	(5.4)%	51.2%	(10.4)%
Average sales price per BOE (3)	$51.80	$26.83	93.1%	$48.64	6.5%
Segment Adjusted EBITDA Expense	$2.8	$1.3	125.3%	$2.6	7.1%
Segment Adjusted EBITDA	$22.4	$10.2	118.5%	$19.1	17.2%

Coal Royalties (4)
Royalty tons sold	5.675	5.326	6.6%	5.344	6.2%
Revenue per royalty ton sold	$2.64	$2.36	11.9%	$2.52	4.8%
Segment Adjusted EBITDA Expense	$5.1	$5.6	(8.7)%	$4.3	20.1%
Segment Adjusted EBITDA	$9.9	$7.0	41.8%	$9.2	8.2%

Total Royalties
Total royalty revenues	$39.4	$23.9	64.9%	$34.6	13.9%
Segment Adjusted EBITDA Expense	$7.9	$6.9	15.8%	$6.9	15.1%
Segment Adjusted EBITDA	$32.3	$17.3	87.3%	$28.3	14.3%

Consolidated Total (5)
Total revenues	$473.5	$366.5	29.2%	$415.4	14.0%
Segment Adjusted EBITDA Expense	$301.1	$222.3	35.5%	$239.4	25.8%
Segment Adjusted EBITDA	$148.8	$140.0	6.2%	$154.6	(3.8)%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold. As noted in the reconciliation table at the end of this release, Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense for our Coal Operations segments in the 2020 Quarter are adjusted to retroactively reflect the impact of intercompany royalties earned by our Coal Royalties segment (see footnote (4) below).
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	ARLP's subsidiary, Alliance Resource Properties, LLC ("Alliance Resource Properties") owns or controls coal reserves that it leases to some of our mining subsidiaries. Beginning in 2021, we restructured our reportable segments to include the coal royalty activities of Alliance Resource Properties as a new Coal Royalties reportable segment. This activity was previously included in our Illinois Basin and Appalachian reportable segments as well as our other and corporate activities.
(5)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin, Appalachia, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

ARLP's coal sales volumes increased in all regions compared to both the 2020 and Sequential Quarters.  Higher export sales during the 2021 Quarter drove coal sales volumes higher by 15.3% and 7.2% in the Illinois Basin and Appalachian regions, respectively, compared to the 2020 Quarter. Compared to the Sequential Quarter, Illinois Basin coal sales volumes increased 10.1% in the 2021 Quarter primarily as a result of increased production at our River View, Warrior and Gibson South mines.  Reflecting the spike in coal prices we secured in 2021, coal sales price per ton sold increased by 6.0% in both the Illinois Basin and Appalachian regions compared to the 2020 Quarter. Coal sales prices in the Illinois Basin increased by 10.0% compared to the Sequential Quarter due to improved price realizations at our Gibson South, Hamilton and River View operations. Total coal inventory fell to 0.6 million tons at the end of the 2021 Quarter, a decrease of 0.4 million tons compared to the end of the Sequential Quarter and comparable to the end of the 2020 Quarter.

Total Segment Adjusted EBITDA Expense per ton increased by 19.9% and 17.0% compared to the 2020 and Sequential Quarters, respectively.  Both regions were impacted by inflationary pressures on numerous expense items, advance purchases of consumables to ensure adequate supply and mitigate the potential of future cost increases, lower recoveries at certain mining operations and higher labor-related expenses as discussed above. Segment Adjusted EBITDA expense per ton in the Illinois Basin also reflects the previously discussed contract buy-out expense and unfavorable non-cash actuarial and accrual adjustments recognized in the 2021 Quarter, which increased costs in the region by approximately $2.92 per ton sold. In Appalachia, Segment Adjusted EBITDA Expense per ton was also impacted by increased longwall subsidence expenses.

For our Oil & Gas Royalties segment, significantly higher sales price realizations per BOE and increased volumes in the 2021 Quarter drove Segment Adjusted EBITDA higher by 118.5% to $22.4 million compared to $10.2 million for the 2020 Quarter. Compared to the Sequential Quarter, Segment Adjusted EBITDA increased by $3.3 million in the 2021 Quarter due to higher volumes, which increased 10.6%, and continued strengthening of oil & gas prices, which rose by 6.5%.

Segment Adjusted EBITDA for our Coal Royalties segment increased to $9.9 million for the 2021 Quarter compared to $7.0 million and $9.2 million for the 2020 and Sequential Quarters, respectively, as a result of increased royalty tons sold and higher average royalty rates per ton.

Outlook

"The favorable market conditions that developed for oil, natural gas and coal during the second half of last year remain intact as we enter 2022," said Mr. Craft.  "Through the end of 2021, coal-fired generation in our primary U.S. markets increased 20.9% year-over-year as total power demand increased 4.4% and high natural gas prices buoyed coal demand. Eastern coal generation would have been even stronger but for the industry-wide shortage of coal supply causing many utilities to lean on higher cost gas-fired generation in an effort to preserve coal stockpiles, which remain at critically low levels. Demand and pricing for U.S. coal in the export market continues to be attractive supported by increased power demand, high natural gas and LNG prices and a lack of global supply response along with supply disruptions.   As reflected in our initial 2022 guidance below, we are optimistic ARLP will benefit from these market opportunities."

Mr. Craft continued, "Expectations for our royalty businesses also remain promising.  The positive outlook for coal that I just discussed gives us confidence that steady growth from our coal royalties segment will continue during 2022.  Similarly, the future looks bright for our oil & gas royalties segment.  Oil, gas and natural gas liquids price realizations have increased significantly and the forward price curves remain strong. E&P operators are expected to continue to increase the pace of drilling and completion activity. We are now anticipating production from our acreage will continue to increase during 2022. During 2021, our oil & gas and coal royalties net income and EBITDA reached record levels and, as reflected in our initial guidance below, we anticipate that our royalty segments’ results will continue to increase in the future."

ARLP is providing its initial full-year 2022 guidance for the following selected items:

2022 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	24.9 — 26.0
Appalachia Sales Tons	10.3 — 10.7
Total Sales Tons	35.2 — 36.7

Committed & Priced Sales Tons
2022 — Domestic/Export/Total	29.8/2.3/32.1
2023 — Domestic/Export/Total	16.4/0.0/16.4

Per Ton Estimates
Coal Sales Price per ton sold (1)	$49.05 — $51.25
Segment Adjusted EBITDA Expense per ton sold (2)	$33.15 — $35.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	875 — 925
Natural gas (000 MCF)	2,800 — 3,200
Liquids (000 Barrels)	320 — 360
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 12.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	21.5 — 22.0
Revenue per royalty ton sold	$2.70 — $2.80
Segment Adjusted EBITDA Expense per royalty ton sold	$0.90 — $1.00

Consolidated (Millions)
Depreciation, depletion and amortization	$260 — $270
General and administrative	$82 — $84
Net interest expense	$36 — $37
Capital expenditures	$220 — $240

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	For a definition of Segment Adjusted EBITDA Expense and related reconciliation to the comparable GAAP financial measure please see the end of this release.

A conference call regarding ARLP's 2021 Quarter and Year financial results and 2022 outlook is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13726195.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates operating and royalty income from coal produced by its mining complexes and royalty income from mineral interests it owns in strategic oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basins.

ARLP currently produces coal from seven mining complexes its subsidiaries operate in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to coal and oil & gas consumption and expected future prices, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on demand for coal, oil and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; changes in macroeconomic and market conditions and market volatility arising from the COVID-19 pandemic or otherwise, including inflation, changes in coal, oil, natural gas and natural gas liquids prices, and the impact of such changes and volatility on our financial position; decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changes in global economic and geo-political conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; actions of the major oil producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; the effectiveness or lack of effectiveness in distributed vaccines to reduce the impact of COVID-19; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to low oil, natural gas and natural gas liquid prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 23, 2021 and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed on

May 7, 2021, August 6, 2021 and November 4, 2021, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Tons Sold	9,100	8,073	32,268	28,212
Tons Produced	8,739	7,444	32,207	26,990
Mineral Interest Volumes (BOE)	458	418	1,663	1,792

SALES AND OPERATING REVENUES:
Coal sales	$411,198	$345,582	$1,386,923	$1,232,272
Oil & gas royalties	23,766	11,194	74,988	42,912
Transportation revenues	24,454	4,407	69,607	21,129
Other revenues	14,054	5,330	38,458	31,816
Total revenues	473,472	366,513	1,569,976	1,328,129

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	300,497	222,123	943,257	859,656
Transportation expenses	24,454	4,407	69,607	21,129
Outside coal purchases	193	—	6,372	—
General and administrative	18,509	18,675	70,160	59,806
Depreciation, depletion and amortization	68,679	75,725	261,377	313,387
Asset impairments	—	—	—	24,977
Goodwill impairment	—	—	—	132,026
Total operating expenses	412,332	320,930	1,350,773	1,410,981

INCOME (LOSS) FROM OPERATIONS	61,140	45,583	219,203	(82,852)

Interest expense, net	(9,583)	(10,702)	(39,229)	(45,613)
Interest income	37	23	88	135
Equity method investment income	1,024	257	2,130	907
Other expense	(388)	(137)	(3,020)	(1,593)
INCOME (LOSS) BEFORE INCOME TAXES	52,230	35,024	179,172	(129,016)

INCOME TAX EXPENSE (BENEFIT)	190	(76)	417	35

NET INCOME (LOSS)	52,040	35,100	178,755	(129,051)

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(214)	(72)	(598)	(169)

NET INCOME (LOSS) ATTRIBUTABLE TO ARLP	$51,826	$35,028	$178,157	$(129,220)

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.40	$0.27	$1.36	$(1.02)

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	127,195,219	127,195,219	127,164,659

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$122,403	$55,574
Trade receivables	129,531	104,579
Other receivables	680	3,481
Inventories, net	60,302	56,407
Advance royalties	4,958	4,168
Prepaid expenses and other assets	21,354	21,565
Total current assets	339,228	245,774
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,608,347	3,554,090
Less accumulated depreciation, depletion and amortization	(1,909,669)	(1,753,845)
Total property, plant and equipment, net	1,698,678	1,800,245
OTHER ASSETS:
Advance royalties	63,524	56,791
Equity method investments	26,325	27,268
Goodwill	4,373	4,373
Operating lease right-of-use assets	14,158	15,004
Other long-term assets	13,120	16,561
Total other assets	121,500	119,997
TOTAL ASSETS	$2,159,406	$2,166,016

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$69,586	$47,511
Accrued taxes other than income taxes	17,787	25,054
Accrued payroll and related expenses	36,805	28,524
Accrued interest	5,000	5,132
Workers' compensation and pneumoconiosis benefits	12,293	10,646
Current finance lease obligations	840	766
Current operating lease obligations	1,820	1,854
Other current liabilities	17,375	21,919
Current maturities, long-term debt, net	16,071	73,199
Total current liabilities	177,577	214,605
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	418,942	519,421
Pneumoconiosis benefits	107,560	105,068
Accrued pension benefit	25,590	46,965
Workers' compensation	44,911	47,521
Asset retirement obligations	123,517	121,487
Long-term finance lease obligations	618	1,458
Long-term operating lease obligations	12,366	13,078
Other liabilities	22,256	24,146
Total long-term liabilities	755,760	879,144
Total liabilities	933,337	1,093,749

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 units outstanding	1,279,183	1,148,565
Accumulated other comprehensive loss	(64,229)	(87,674)
Total ARLP Partners' Capital	1,214,954	1,060,891
Noncontrolling interest	11,115	11,376
Total Partners' Capital	1,226,069	1,072,267
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,159,406	$2,166,016

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:	$425,202	$400,645

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(122,984)	(121,101)
Change in accounts payable and accrued liabilities	2,594	(8,773)
Proceeds from sale of property, plant and equipment	7,719	3,762
Distributions received from investments in excess of cumulative earnings	943	988
Oil & gas reserve acquisition	(30,960)	—
Net cash used in investing activities	(142,688)	(125,124)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	35,000	46,100
Payments under securitization facility	(90,900)	(64,000)
Proceeds from equipment financings	—	14,705
Payments on equipment financings	(17,299)	(14,805)
Borrowings under revolving credit facilities	15,000	70,000
Payments under revolving credit facilities	(102,500)	(237,500)
Borrowings from line of credit	5,340	—
Payment on line of credit	(5,340)	—
Payments on finance lease obligations	(766)	(8,368)
Payment of debt issuance costs	(113)	(6,280)
Payments for purchase of units and tax withholdings related to settlements under deferred compensation plans	(1,090)	(1,310)
Cash settlement of grants under deferred compensation plan	—	(2,490)
Distributions paid to Partners	(52,158)	(51,753)
Other	(859)	(728)
Net cash used in financing activities	(215,685)	(256,429)

NET CHANGE IN CASH AND CASH EQUIVALENTS	66,829	19,092

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	55,574	36,482

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$122,403	$55,574

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "Adjusted net income attributable to ARLP" (in thousands).

Adjusted net income attributable to ARLP is defined as net income (loss) attributable to ARLP modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments.

Adjusted net income attributable to ARLP should not be considered as an alternative to net income (loss) attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income attributable to ARLP excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

●	our operational trends and performance relative to other coal and mineral companies;
●	the comparability of our performance to earnings estimates provided by security analysts; and
●	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income attributable to ARLP is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021

Net income (loss) attributable to ARLP	$51,826	$35,028	$178,157	$(129,220)	$57,548
Asset impairments	—	—	—	24,977	—
Goodwill impairment	—	—	—	132,026	—
Adjusted net income attributable to ARLP	$51,826	$35,028	$178,157	$27,783	$57,548

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income (loss) attributable to ARLP, net income (loss), income (loss) from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021

Net income (loss) attributable to ARLP	$51,826	$35,028	$178,157	$(129,220)	$57,548
Depreciation, depletion and amortization	68,679	75,725	261,377	313,387	68,763
Interest expense, net	9,628	10,739	39,537	46,803	9,512
Capitalized interest	(82)	(60)	(396)	(1,325)	(123)
Income tax expense (benefit)	190	(76)	417	35	234
EBITDA	130,241	121,356	479,092	229,680	135,934
Asset impairments	—	—	—	24,977	—
Goodwill impairment	—	—	—	132,026	—
Adjusted EBITDA	130,241	121,356	479,092	386,683	135,934
Interest expense, net	(9,628)	(10,739)	(39,537)	(46,803)	(9,512)
Income tax (expense) benefit	(190)	76	(417)	(35)	(234)
Estimated maintenance capital expenditures (1)	(42,821)	(36,177)	(157,814)	(131,171)	(39,131)
Distributable Cash Flow	$77,602	$74,516	$281,324	$208,674	$87,057
Distributions paid to partners	$26,072	$—	$52,158	$51,753	$13,041
Distribution Coverage Ratio	2.98	—	5.39	4.03	6.68

(1)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2022 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.41 per ton produced compared to an estimated $4.90 per ton produced in 2021. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others. We annually disclose actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021

Cash flows from operating activities	$114,225	$108,857	$425,202	$400,645	$152,761
Capital expenditures	(34,323)	(18,281)	(122,984)	(121,101)	(33,035)
Free cash flow	$79,902	$90,576	$302,218	$279,544	$119,726

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations excludes expenses of our Oil & Gas Royalties segment and is adjusted for intercompany interactions with our Coal Royalties segment.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021

Operating expense	$300,497	$222,123	$943,257	$859,656	$233,201
Outside coal purchases	193	—	6,372	—	6,065
Other expense	388	137	3,020	1,593	84
Segment Adjusted EBITDA Expense	301,078	222,260	952,649	861,249	239,350
Segment Adjusted EBITDA Expense – Oil & Gas Royalties	(2,827)	(1,255)	(9,943)	(4,106)	(2,639)
Segment Adjusted EBITDA Expense – Coal Royalties	(5,112)	(5,600)	(18,269)	(18,249)	(4,258)
Intercompany coal royalties (1)	14,992	12,557	51,402	42,112	13,456
Segment Adjusted EBITDA Expense – Coal Operations	$308,131	$227,962	$975,839	$881,006	$245,909

(1)	Intercompany coal royalties earned by our Coal Royalties segment represent coal royalty expense incurred by our operating mines and are therefore added back to consolidated Segment Adjusted EBITDA Expense to reflect Segment Adjusted EBITDA Expense – Coal Operations.

Segment Adjusted EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset and goodwill impairments.  Segment Adjusted EBITDA – Coal Operations excludes the contribution of our Oil & Gas and Coal Royalties segments to allow management to focus solely on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021

Adjusted EBITDA (See reconciliation to GAAP above)	$130,241	$121,356	$479,092	$386,683	$135,934
General and administrative	18,509	18,675	70,160	59,806	18,655
Segment Adjusted EBITDA	148,750	140,031	549,252	446,489	154,589
Segment Adjusted EBITDA – Total Royalties	(32,318)	(17,254)	(101,976)	(63,741)	(28,278)
Segment Adjusted EBITDA – Coal Operations	$116,432	$122,777	$447,276	$382,748	$126,311